Exhibit 10.29

The World Leader in Digital Investigations

Amanda Berger

[***]

[***]

Dear Amanda:

We are pleased to offer you the position of Vice President of Professional Services, based out of our Northern California (Emeryville) office. You will be reporting to Victor Limongelli, President & CEO.

The principle terms and conditions of our offer are as indicated in the following:

Start Date	June 1, 2009

Salary

You will receive a semi-monthly base salary of $9,375.00 ($225,000.00 per year annualized). In addition to your base salary, you will be eligible for participation in the company’s Professional Services Division (PSD) Incentive Plan, which is tied to Division performance including MBO’s and revenue achievement. Under the PSD Incentive Plan for FY2009, the Company will guarantee a minimum gross incentive payment of $90,000.00 for services rendered from June 1, 2009 through December 31, 2009 (50% payable after the Q3-09 financial close and 50% payable after the Q4-09 financial close).

In addition to the PSD Incentive Plan bonus guarantee detailed above, you will be eligible for an additional quarterly revenue performance incentive for FY2009. As consideration for successfully achieving gross revenue growth of 12% or better quarter-over-quarter (Q3 over Q2; Q4 over Q3) you will receive a performance bonus totaling $25,000.

Guidance Software, Inc. pays its employees twice each month on a semi-monthly basis. Therefore, your first paycheck will be delivered to you on June 17, 2009.

Signing Bonus

As consideration for joining the company as a key member of Senior Management, and pursuant to submittal and approval of a 90 day business plan for the Professional Services Division, you will receive a signing bonus in the gross amount of $20,000.

Equity

Additionally, you will be eligible to receive a restricted stock grant of 10,000 shares and a stock option grant of 20,000 shares, subject to the approval of the company’s Board of Directors, as per the terms of the company’s Amended 2004 Equity Incentive Plan. The proposed grant will be submitted for approval at the first regularly scheduled Quarterly Board of Director’s Meeting following your first day of work. Since restricted stock is treated as income once it vests, please be advised that the grant (should it be approved) will have a tax liability at each vesting event. Recognizing that the stock price will fluctuate between your hire date and the four separate dates of vesting, you should also be advised that your tax liability will be directly related to the closing stock price on the date of the vesting event. You may sell vested shares to cover your tax liability during any open window allowed for your insider designation.

Relocation

Guidance Software will sponsor one house-hunting trip for you and your family (hotel accommodation not to exceed two nights), plus the packing and moving of your household goods from Washington, DC to the San Francisco area, up to an amount yet to be determined, by Bekins Moving and Storage, our relocation company of record, who will work with you to coordinate the move.

Also as part of your relocation package, you will receive one (1) month of storage for your household goods, if needed; and we will assist you with up to three (3) months of furnished temporary housing within commutable distance to our Pasadena corporate office where you will be required to report during your initial 3 month work period. (In the event that you leave our employ voluntarily, or you are terminated for cause within 12 months, you will be responsible for the re-payment of the entire relocation.) Your signature on a Relocation Agreement will be required.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commisson.

Severance

Notwithstanding the “At-Will” nature of your employment with Guidance Software, Inc., in the event that your employment is terminated by the Company without cause within your first year of employment, subject to your signature on a Severance Agreement, the Company will pay a lump sum severance totaling six (6) months salary at your prevailing base salary rate. Your signature on a Severance Agreement outlining the requirements under Section 409A of the Internal Revenue Code of 1986 as amended and Treasury Regulation Section 1.409A-1(h) will be required.

Benefits

You will become eligible for medical and dental health benefits on the first of the month following 30 days of employment. You will receive detailed information within two weeks of employment as to specific plans, costs and timelines for enrollment.

401(k)

As a full time employee with Guidance Software, Inc., you will become eligible to participate in the company matched 401(k) Savings Plan on the 1st of the Qtr. following the completion of three months of service with the Company. However, you are eligible to immediately rollover funds from your current eligible plan.

Vacation	You will earn 15 days of vacation each year.

Holiday	There are nine paid holidays, unless Christmas Eve falls on a weekday in which case there are ten. Additionally, you will receive one floating holiday per year.

Trial Service Period	Your performance will be evaluated after six months.

The terms and conditions of this offer are contingent upon you passing a background check, including employment references.

This offer is also contingent upon you completing an Employment Eligibility Verification Form and providing evidence of your identity and employment eligibility on the date that you are to begin work.

In addition, you will be required to sign an Employment Agreement Form. As the form will state, it is an “At-Will Employment Agreement.” Therefore, neither the form nor this letter should be construed as an employment contract. Furthermore, Guidance Software. Inc. reserves the right to revoke the offer of employment at any time, for any or no reason.

If you have any questions regarding this offer, please give me a call. We look forward to you joining the Guidance Software Team.

Sincerely,

Sandy Gyenes

VP, Human Resources

cc: Victor Limongelli

If you understand and agree with the terms of our offer as set out above, please indicate acceptance with your signature below.

/s/ Amanda Berger	6/4/09
Amanda Berger	Date